Exhibit 99.1

FuelCell Energy Reports Third Quarter of Fiscal 2024 Results

Third Quarter Fiscal 2024 Summary

(All comparisons are year-over-year unless otherwise noted)

●	Revenue of $23.7 million compared to $25.5 million
●	Gross loss of $(6.2) million compared to $(8.2) million
●	Loss from operations of $(33.6) million compared with $(41.4) million
●	Net loss per share was $(0.07) compared with $(0.06) which included a $0.04 one-time debt extinguishment benefit in the third quarter of 2023

DANBURY, Conn., September 5, 2024 (GLOBE NEWSWIRE) -- FuelCell Energy, Inc. (NASDAQ: FCEL) today reported financial results for its third quarter ended July 31, 2024.

“In the third quarter, our team achieved solid performance and continued cost management, while advancing our Powerhouse strategy,” said Mr. Jason Few, President and Chief Executive Officer. “We continue to build upon and expand our prospective customer relationships at home and around the world, ranging from interest in our new solid oxide fuel cell and electrolysis platforms, to repowering projects in Korea, such as with Gyeonggi Green Energy Co., Ltd.’s Hwaseong Balan Industrial Complex where we are supplying 42 upgraded fuel cell modules over the next couple of years. With our recent wins, backlog grew meaningfully in the quarter. We also see meaningful potential to capture the rapidly increasing time-to-power opportunity as grids are challenged by AI data center growth.”

“While we execute on our current opportunity set, we are also focused on building our sales pipeline,” added Mr. Few. “We believe we are positioned to capitalize on market opportunities, ranging from built-in fuel diversity which supports biogas applications and hydrogen blending, similar to our work with Ameresco in Sacramento, CA, to the growing power and absorption or electrical cooling needs of edge data centers. Our goal is to generate steady, predictable results now while keeping our focus on future growth.”

Consolidated Financial Metrics

	Three Months Ended July 31,
(Amounts in thousands)	2024	2023	Change
Total revenues	$23,695	$25,510	(7%)
Gross loss	(6,202)	(8,215)	(25%)
Loss from operations	(33,617)	(41,395)	(19%)
Net loss	(35,123)	(23,601)	49%
Net loss attributable to common stockholders	(33,460)	(25,079)	33%
Net loss per basic and diluted share	(0.07)	(0.06)	17%

EBITDA *	(24,379)	(34,772)	(30%)
Adjusted EBITDA *	($20,134)	($31,606)	(36%)

* A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

Third Quarter of Fiscal 2024 Results

(All comparisons are between third quarter of fiscal 2024 and third quarter of fiscal 2023 unless otherwise noted)

Third quarter revenue of $23.7 million represents a decrease of 7% from the comparable prior year quarter.

●	Product revenues were $0.3 million during the three months ended July 31, 2024, and there were no product revenues in the comparable prior year period. The product revenues during the three months ended July 31, 2024 were recognized under the Company’s new sales contract with Ameresco, Inc., which was entered into during the second quarter of fiscal 2024.

●	Service agreements revenues decreased to $1.4 million from $9.8 million. The decrease in service agreements revenues during the three months ended July 31, 2024 was primarily driven by the fact that there were no module exchanges during the quarter. Service agreements revenues recognized during the third quarter of fiscal 2023 were primarily driven by module exchanges at the plants owned by Korea Southern Power Company in Korea.

●	Generation revenues increased 22% to $13.4 million from $11.0 million, primarily driven by revenue generated by the Toyota and Derby projects, all of which began operations in the first quarter of fiscal 2024.

●	Advanced Technologies contract revenues increased to $8.6 million from $4.7 million. Advanced Technologies contract revenues recognized under our Joint Development Agreement with ExxonMobil Technology and Engineering Company (“EMTEC”) were approximately $1.8 million, revenues arising from the purchase order received from Esso Nederland B.V. (“Esso”), an affiliate of EMTEC and Exxon Mobil Corporation, related to the Rotterdam project were approximately $3.5 million and revenue recognized under government contracts and other contracts were approximately $3.3 million for the three months ended July 31, 2024. This compares to Advanced Technologies contract revenues recognized under our Joint Development Agreement with EMTEC of approximately $2.8 million and revenue recognized under government contracts and other contracts of approximately $1.9 million the three months ended July 31, 2023.

Gross loss for the third quarter of fiscal 2024 totaled $(6.2) million, compared to a gross loss of $(8.2) million in the comparable prior year quarter. The reduction in gross loss for the third quarter of fiscal 2024 was, in part, a result of favorable margins for Advanced Technologies of $1.9 million and Generation of $1.1 million, partially offset by higher gross losses for product of $(1.0) million. Service gross margin remained consistent quarter over quarter.

Operating expenses for the third quarter of fiscal 2024 decreased to $27.4 million from $33.2 million in the third quarter of fiscal 2023. Selling and administrative expenses decreased to $14.6 million during the third quarter of fiscal 2024 from $17.6 million during the third quarter of fiscal 2023. The decrease in selling and administrative expenses is a result of lower legal, consulting and shareholder relations expenses and lower compensation expense. Research and development expenses decreased to $12.8 million during the third quarter of fiscal 2024 compared to $15.6 million in the third quarter of fiscal 2023. The decrease in research and development expenses reflects the previously announced decrease in spending on the Company’s ongoing commercial development efforts related to our solid oxide power generation and electrolysis platforms and carbon separation and carbon recovery solutions compared to the comparable prior year period as well as a shift in engineering resource allocation toward supporting the increase in funded Advanced Technologies activities.

Net loss was $(35.1) million in the third quarter of fiscal 2024, compared to net loss of $(23.6) million in the third quarter of fiscal 2023. The net loss in the prior-year third quarter included the benefit of a gain on extinguishment of finance obligations and debt of $15.3 million.

Adjusted EBITDA totaled $(20.1) million in the third quarter of fiscal 2024, compared to Adjusted EBITDA of $(31.6) million in the third quarter of fiscal 2023. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

The net loss per share attributable to common stockholders in the third quarter of fiscal 2024 was $(0.07), compared to $(0.06) in the third quarter of fiscal 2023. The net loss per common share in the third quarter of fiscal 2024 was a result of the higher net loss offset by the benefit of the higher number of weighted average shares outstanding due to share issuances since July 31, 2023. The net loss per share attributable to common stockholders in the third quarter of fiscal 2024 included the one-time benefit of a gain on extinguishment of finance obligations and debt of approximately $0.04.

Cash, Restricted Cash and Short-Term Investments

Cash and cash equivalents, restricted cash and cash equivalents, and short-term investments totaled $326.0 million as of July 31, 2024, compared to $403.3 million as of October 31, 2023. Of the $326.0 million total as of July 31, 2024, unrestricted cash and cash equivalents totaled $159.3 million, short-term investments totaled $107.8 million and restricted cash and cash equivalents totaled $58.8 million. Of the $403.3 million total as of October 31, 2023, unrestricted cash and cash equivalents totaled $250.0 million, short-term investments totaled $103.8 million, and restricted cash and cash equivalents totaled $49.6 million. Short-term investments represent the amortized cost of U.S. Treasury Securities outstanding as of July 31, 2024 and October 31, 2023 as part of the Company’s cash management optimization effort, all of which are expected to be held to maturity.

“We are taking proactive steps to help preserve balance sheet strength while continuing to execute on our growth objectives and position our platforms to capitalize on the energy transition and the growing distributed power generation opportunity,” said Mr. Michael Bishop, Executive Vice President, Chief Financial Officer and Treasurer. “We remain focused on lowering our quarterly spending and cash burn, while also pursuing financing to support commercial opportunities including our Korea repowering activities.”

During the three months ended July 31, 2024, approximately 95.2 million shares of the Company’s common stock were sold under the Company’s Amended Open Market Sale Agreement at an average sale price of $0.71 per share, resulting in gross proceeds of approximately $67.3 million before deducting sales commissions and fees, and net proceeds to the Company of approximately $65.9 million after deducting sales commissions and fees totaling approximately $1.4 million.

Backlog

	As of July 31,
(Amounts in thousands)	2024	2023	Change
Product	$ 136,708	$ 26	$ 136,682
Service	178,387	136,621	41,766
Generation	839,532	915,062	(75,530)
Advanced Technologies	42,480	11,552	30,928
Total Backlog	$1,197,107	$ 1,063,261	$ 133,846

As of July 31, 2024, backlog increased by approximately 12.6% to $1.20 billion, compared to $1.06 billion as of July 31, 2023, primarily as a result of the long-term service agreement with Gyeonggi Green Energy Co., Ltd. (the “GGE Agreement”) entered into during the third quarter of fiscal 2024. Backlog for the GGE Agreement was allocated between Product backlog of $126.0 million and service backlog of $33.6 million. Product backlog will be recognized as revenue over time as the Company completes commissioning of the replacement modules.

Commissioning of the first six 1.4-MW replacement fuel cell modules is expected to be completed in the fall of calendar year 2024, with an additional 30 1.4-MW replacement fuel cell modules expected to be commissioned throughout the course of calendar year 2025, and the remaining six 1.4-MW replacement fuel cell modules expected to be commissioned in the first half of calendar year 2026. Service backlog will be recognized as revenue as the Company performs service at the GGE site over the term of the GGE Agreement.

Backlog represents definitive agreements executed by the Company and our customers. Projects for which we have an executed power purchase agreement (“PPA”) or hydrogen power purchase agreement (“HPPA”) are included in generation backlog, which represents future revenue under long-term PPAs and HPPAs. The Company’s ability to recognize revenue in the future under a PPA or HPPA is subject to the Company’s completion of construction of the project covered by such PPA or HPPA. Should the Company not complete the construction of the project covered by a PPA or HPPA, it will forgo future revenues with respect to the project and may incur penalties and/or impairment charges related to the project. Projects sold to customers (and not retained by the Company) are included in product sales and service agreements backlog, and the related generation backlog is removed upon sale. Together, the service and generation portion of backlog had a weighted average term of approximately 17 years as of July 31, 2024, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. ET to discuss third quarter results for fiscal year 2024 as well as key business highlights. Participants can access the live call via webcast on the Company website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page located under the “Our Company” pull-down menu, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the September 5th earnings call event, or click here.
●	Alternatively, participants can dial 888-330-3181 and state FuelCell Energy or the conference ID number 1099808.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2023 in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations”. The forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its current and future fuel cell technologies, the expected timing of completion of the Company’s ongoing projects, the Company’s business plans and strategies, the Company’s capacity expansion, the capabilities of the Company’s products, the sales pipeline for the Company’s products, and the markets in which the Company expects to operate. Projected and estimated numbers contained herein are not forecasts and may not reflect actual results. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations; our ability to regain and maintain compliance with the listing rules of The Nasdaq Stock Market; our ability to implement a reverse stock split and the impacts of a reverse stock split, if implemented; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; our ability to develop new products to achieve our long-term revenue targets; our ability to implement our strategy; our ability to reduce our levelized cost of energy and deliver on our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our new products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to our customers’ capital budgets and investment plans, and impacts on the demand for our products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2023 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2024. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL): FuelCell Energy is a global leader in delivering environmentally responsible distributed baseload energy platform solutions through our proprietary fuel cell technology. FuelCell Energy is focused on advancing sustainable clean energy technologies that address some of the world’s most critical challenges around energy access, security, resilience, reliability, affordability, safety and environmental stewardship. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for industrial and commercial businesses, utilities, governments, municipalities, and communities.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.
ir@fce.com
203.205.2491

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	July 31, 2024	October 31, 2023
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$159,347	$249,952
Restricted cash and cash equivalents – short-term	9,686	5,159
Investments – short-term	107,817	103,760
Accounts receivable, net	11,161	3,809
Unbilled receivables	30,169	16,296
Inventories	129,349	84,456
Other current assets	12,439	12,881
Total current assets	459,968	476,313

Restricted cash and cash equivalents – long-term	49,148	44,465
Inventories – long-term	2,743	7,329
Project assets, net	248,790	258,066
Property, plant and equipment, net	121,382	89,668
Operating lease right-of-use assets, net	7,884	8,352
Goodwill	4,075	4,075
Intangible assets, net	15,104	16,076
Other assets	39,816	51,176
Total assets (1)	$948,910	$$955,520
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$12,232	$10,067
Current portion of operating lease liabilities	760	599
Accounts payable	16,928	26,518
Accrued liabilities	25,970	26,313
Deferred revenue	10,649	2,406
Total current liabilities	66,539	65,903

Long-term deferred revenue	1,979	732
Long-term operating lease liabilities	8,708	8,992
Long-term debt and other liabilities	126,720	119,588
Total liabilities (1)	203,946	195,215

Redeemable Series B preferred stock (liquidation preference of $64,020 as of July 31, 2024 and October 31, 2023)	59,857	59,857
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 1,000,000,000 shares authorized as of July 31, 2024 and October 31, 2023; 553,840,943 and 450,626,862 shares issued and outstanding as of July 31, 2024 and October 31, 2023, respectively	55	45
Additional paid-in capital	2,277,417	2,199,661
Accumulated deficit	(1,600,134)	(1,515,541)
Accumulated other comprehensive loss	(1,576)	(1,672)
Treasury stock, Common, at cost (376,340 and 246,468 shares as of July 31, 2024 and October 31, 2023, respectively)	(1,198)	(1,078)
Deferred compensation	1,198	1,078
Total stockholders’ equity	675,762	682,493
Noncontrolling interests	9,345	17,955
Total equity	685,107	700,448
Total liabilities, redeemable Series B preferred stock and total equity	$948,910	$955,520
(1)	As of July 31, 2024 and October 31, 2023, the combined assets of the variable interest entities (“VIEs”) were $318,698 and $235,290, respectively, that can only be used to settle obligations of the VIEs. These assets include cash of $4,239, accounts receivable of $726, unbilled accounts receivable of $8,403, operating lease right of use assets of $1,667, other current assets of $137,326, restricted cash and cash equivalents of $625, project assets of $161,964 and other assets of $3,749 as of July 31, 2024, and cash of $4,797, unbilled accounts receivable of $1,876, operating lease right of use assets of $1,680, other current assets of $50,713, restricted cash and cash equivalents of $526, project assets of $170,444, derivative asset of $4,127 and other assets of $1,125 as of October 31, 2023. The combined liabilities of the VIEs as of July 31, 2024 include short-term operating lease liabilities of $203, accounts payable of $184,900, accrued liabilities of $497, deferred revenue of $132, long-term operating lease liability of $2,146, and other non-current liabilities of $2,725 and, as of October 31, 2023, include short-term operating lease liabilities of $203, accounts payable of $165,824, long-term operating lease liability of $2,159 and other non-current liabilities of $187.

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended July 31,
	2024	2023
Revenues:
Product	$250	$-
Service	1,411	9,841
Generation	13,402	10,982
Advanced Technologies	8,632	4,687
Total revenues	23,695	25,510
Costs of revenues:
Product	4,181	2,910
Service	1,146	9,575
Generation	18,761	17,483
Advanced Technologies	5,809	3,757
Total costs of revenues	29,897	33,725
Gross loss	(6,202)	(8,215)
Operating expenses:
Administrative and selling expenses	14,599	17,560
Research and development expenses	12,816	15,620
Total costs and expenses	27,415	33,180
Loss from operations	(33,617)	(41,395)
Interest expense	(2,555)	(1,912)
Interest income	3,269	3,966
Gain on early extinguishment of finance obligations and debt, net	-	15,337
Other (expense) income, net	(2,218)	403
Loss before provision for income taxes	(35,121)	(23,601)
Provision for income taxes	(2)	-
Net loss	(35,123)	(23,601)
Net (loss) income attributable to noncontrolling interest	(2,463)	678
Net loss attributable to FuelCell Energy, Inc.	(32,660)	(24,279)
Series B preferred stock dividends	(800)	(800)
Net loss attributable to common stockholders	$(33,460)	$(25,079)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.07)	$(0.06)
Basic and diluted weighted average shares outstanding	503,183,725	415,867,594

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Nine Months Ended July 31,
	2024	2023
Revenues:
Product	$250	$9,095
Service	4,397	49,913
Generation	38,013	28,979
Advanced Technologies	20,146	12,945
Total revenues	62,806	100,932
Costs of revenues:
Product	9,510	7,425
Service	4,301	40,633
Generation	61,079	51,166
Advanced Technologies	12,917	10,779
Total costs of revenues	87,807	110,003
Gross loss	(25,001)	(9,071)
Operating expenses:
Administrative and selling expenses	48,659	47,637
Research and development expenses	43,796	43,000
Total costs and expenses	92,455	90,637
Loss from operations	(117,456)	(99,708)
Interest expense	(7,168)	(4,926)
Interest income	10,726	11,064
Gain on early extinguishment of finance obligations and debt, net	-	15,337
Other (expense) income, net	(3,278)	216
Loss before provision for income taxes	(117,176)	(78,017)
Provision for income taxes	(2)	(581)
Net loss	(117,178)	(78,598)
Net loss attributable to noncontrolling interest	(32,585)	(1,394)
Net loss attributable to FuelCell Energy, Inc.	(84,593)	(77,204)
Series B preferred stock dividends	(2,400)	(2,400)
Net loss attributable to common stockholders	$(86,993)	$(79,604)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.19)	$(0.19)
Basic and diluted weighted average shares outstanding	469,387,264	409,361,826

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in assessing operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges, non-cash (gain) loss on derivative instruments and other unusual items, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended July 31,		Nine Months Ended July 31,

(Amounts in thousands)	2024	2023	2024	2023
Net loss	$ (35,123)	$ (23,601)	(117,178)	$ (78,598)
Depreciation and amortization (1)	9,238	6,623	27,389	18,659
Provision for income taxes	2	-	2	581
Other (income) expense, net (2)	2,218	(403)	3,278	(216)
Gain on extinguishment of finance obligations and debt, net (4)	-	(15,337)	-	(15,337)
Interest income	(3,269)	(3,966)	(10,726)	(11,064)
Interest expense	2,555	1,912	7,168	4,926
EBITDA	$ (24,379)	$ (34,772)	$ (90,067)	$ (81,049)
Stock-based compensation expense	3,350	3,166	9,227	8,997
Unrealized loss on natural gas contract derivative assets (3)	895	-	5,072	-
Adjusted EBITDA	$ (20,134)	$ (31,606)	$ (75,768)	$ (72,052)

(1)	Includes depreciation and amortization on our Generation portfolio of $7.3 million and $21.3 million for the three and nine months ended July 31, 2024, respectively, and $5.4 million and $14.9 million for the three and nine months ended July 31, 2023, respectively.
(2)	Other (income) expense, net includes gains and losses from transactions denominated in foreign currencies, interest rate swap income earned from investments and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company recorded a mark-to-market net loss of $0.9 million and $5.1 million for the three and nine months ended July 31, 2024, respectively, related to natural gas purchase contracts. There was no comparable loss in the prior year as the Company changed its designation in the fourth quarter of fiscal year 2023 and in the second quarter of fiscal year 2024, as a result of net settling certain natural gas purchases under previous normal purchase normal sale contract designations, which resulted in a change to mark-to-

market accounting. There were no mark-to-market gains or losses for the three and nine months ended July 31, 2023. These losses are classified as Generation cost of sales.
(4)	The gain on extinguishment of finance obligations and debt, net was $15.3 million for the three and nine months ended July 31, 2023 and represents a one-time gain on the payoff of certain finance obligations of the Company to PNC Energy Capital, LLC, which payoff occurred in conjunction with a new project financing facility entered into in May 2023.